Exhibit 10.2
EMPLOYMENT AGREEMENT
THIS AGREEMENT, is entered into as of February 28, 2011 by and between EUREKA FINANCIAL CORP., a Maryland corporation (the “Corporation”) and GARY B. PEPPER (the “Executive”).
WITNESSETH
WHEREAS, the Executive serves in positions of substantial responsibility with the Corporation; and
WHEREAS, the Corporation of the Executive wishes to set forth the terms of the Executive’s continued employment in these positions; and
WHEREAS, the Executive is willing and desires to serve in these positions with the Corporation.
NOW THEREFORE, in consideration of the premises and the mutual agreements herein contained, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1. Employment. The Corporation hereby employs the Executive in the capacity of Executive Vice President and Chief Financial Officer. The Executive hereby accepts said employment and agrees to render administrative and management services to the Corporation as are currently rendered and as are customarily performed by persons situated in a similar executive capacity. The Executive shall promote the business of the Corporation. The Executive’s other duties shall be such as the Board of Directors for the Corporation (the “Board of Directors” or “Board”) may from time to time reasonably direct, including normal duties as an officer of the Corporation.
2. Term of Employment. The initial term of employment of the Executive under this Agreement shall be for the period commencing on February 28, 2011 (the “Effective Date”) and ending thirty-six (36) months thereafter (the “Term”). Additionally, on, or before, each annual anniversary date from the Effective Date, the Term of this Agreement shall be extended for up to an additional period beyond the then effective expiration date upon a determination and resolution of the Board of Directors that the performance of the Executive has met the requirements and standards of the Board of Directors, and that the Term shall be extended. References in this Agreement to the Term of this Agreement shall refer both to the initial term and successive terms.
3. Compensation, Benefits and Expenses.
(a) Base Salary. The Corporation shall compensate and pay the Executive during the Term of this Agreement a base salary at the rate of $97,506 per annum (“Base Salary”), payable in accordance with the normal payroll practices of the Corporation; provided, that the rate of salary shall be reviewed by the Board of Directors not less often than annually, and the Executive shall be entitled to receive increases at such percentages or in such amounts as determined by the Board of Directors. The base salary may not be decreased without the Executive’s express written consent.

(b) Discretionary Bonus. The Executive shall be entitled to participate in an equitable manner with all other senior management employees of the Corporation in discretionary bonuses that may be authorized and declared by the Board of Directors to its senior management executives from time to time. No other compensation provided for in this Agreement shall be deemed a substitute for the Executive’s right to participate in discretionary bonuses when and as declared by the Board of Directors.
(c) Participation in Benefit and Retirement Plans. The Executive shall be entitled to participate in and receive the benefits of any plan of the Corporation which may be or may become applicable to senior management relating to pension or other retirement benefit plans, profit-sharing, stock options or incentive plans, or other plans, benefits and privileges given to employees and executives of the Corporation, to the extent commensurate with his then duties and responsibilities, as fixed by the Board of Directors.
(d) Participation in Medical Plans and Insurance Policies. The Executive shall be entitled to participate in and receive the benefits of any plan or policy of the Corporation which may be or may become applicable to senior management relating to life insurance, short and long term disability, medical, dental, eye-care, prescription drugs or medical reimbursement plans. Additionally, the Executive’s dependent family shall be eligible to participate in medical and dental insurance plans sponsored by the Corporation with the cost of such premiums paid by the Corporation.
(e) Vacations and Sick Leave. The Executive shall be entitled to paid annual vacation leave in accordance with the policies as established from time to time by the Board of Directors, which shall in no event be less than four weeks per annum. The Executive shall also be entitled to an annual sick leave benefit as established by the Board of Directors for senior management employees of the Corporation. The Executive shall not be entitled to receive any additional compensation from the Corporation for failure to take a vacation or sick leave, nor shall he be able to accumulate unused vacation or sick leave from one year to the next, except to the extent authorized by the Board of Directors.
(f) Expenses. The Corporation shall reimburse the Executive or otherwise provide for or pay for all reasonable expenses incurred by the Executive in furtherance of, or in connection with the business of the Corporation, including, but not by way of limitation, automobile and traveling expenses, and all reasonable entertainment expenses, subject to reasonable documentation and other limitations as may be established by the Board of Directors of the Corporation. If the expenses are paid in the first instance by the Executive, the Corporation shall reimburse the Executive for those expenses.
(g) Changes in Benefits. The Corporation shall not make any changes in plans, benefits or privileges previously described in Section 3(c), (d) and (e) which would adversely affect the Executive’s rights or benefits thereunder, unless the change occurs pursuant to a legal requirement or a program applicable to all executive officers of the Corporation and does not result in a proportionately greater adverse change in the rights of, or benefits to, the Executive as compared with any other executive officer of the Corporation. Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to the Executive pursuant to Section 3(a) hereof.

4. Loyalty; Noncompetition.
(a) The Executive shall devote his full time and attention to the performance of his employment under this Agreement. During the term of the Executive’s employment under this Agreement, the Executive shall not engage in any business or activity contrary to the business affairs or interests of Eureka Bank (the “Bank”) or the Corporation.
(b) Nothing contained in this Section 4 shall be deemed to prevent or limit the right of the Executive to invest in the capital stock or other securities of any business dissimilar from that of the Corporation, or, solely as a passive or minority investor, in any business.
5. Standards. During the term of this Agreement, the Executive shall perform his duties in accordance with reasonable standards expected of executives with comparable positions in comparable organizations and as may be established from time to time by the Board of Directors.
6. Termination and Termination Pay. The Executive’s employment under this Agreement shall be terminated upon any of the following occurrences:
(a) The death of the Executive during the term of this Agreement, in which event the Executive’s estate shall be entitled to receive the compensation due the Executive through the last day of the calendar month in which the Executive’s death shall have occurred.
(b) The Board of Directors may terminate the Executive’s employment at any time, but any termination by the Board of Directors other than termination for Just Cause, shall not prejudice the Executive’s right to compensation or other benefits under the Agreement. The Executive shall have no right to receive compensation or other benefits for any period after termination for Just Cause. The Board of Directors may within its sole discretion, acting in good faith, terminate the Executive for Just Cause and shall notify the Executive accordingly. Termination for “Just Cause” shall include termination because of the Executive’s personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of the Agreement.
(c) Except as provided pursuant to Section 9 hereof, in the event the Executive’s employment under this Agreement is terminated by the Board of Directors without Just Cause, the Corporation shall be obligated to continue to pay the Executive the base salary provided pursuant to Section 3(a) herein, up to the date of the end of the then remaining Term of this Agreement, but in no event for a period of less than twelve months, and the cost of the Executive obtaining all health, life, disability, and other benefits which the Executive would be eligible to participate in through that date based upon the benefit levels substantially equal to those being provided the Executive at the date of termination of employment.

(d) Notwithstanding the foregoing, in the event the Executive is a “Specified Employee” (as defined herein) no payment shall be made to the Executive under sub-section 6(c) prior to the first day of the seventh month following the Executive’s termination of employment in excess of the “permitted amount” under Section 409A of the Code. For these purposes the “permitted amount” shall be an amount that does not exceed two times the lesser of: (A) the sum of the Executive’s annualized compensation based upon the annual rate of pay for services provided to the Corporation for the calendar year preceding the year in which the Executive terminates his employment, or (B) the maximum amount that may be taken into account under a tax-qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the “Code”) for the calendar year in which termination of employment occurs. The payment of the “permitted amount” shall be made within sixty (60) days of the occurrence of the event of termination. Any payment in excess of the permitted amount shall be made to the Executive on the first day of the seventh month following the event of termination. “Specified Employee” shall be interpreted to comply with Section 409A of the Code and shall mean a key employee within the meaning of Section 416(i) of the Code (without regard to paragraph 5 thereof), but an individual shall be a “Specified Employee” only if the Corporation is a publicly-traded institution or the subsidiary of a publicly-traded holding company.
(e) In the event the Executive voluntarily terminates his employment with the Corporation during the term of this Agreement, the Executive shall be entitled to receive only the compensation, vested rights, and all employee benefits due up to the date of termination.
7. Regulatory Exclusions. Notwithstanding anything herein to the contrary, any payments made to the Executive pursuant to the Agreement, or otherwise, shall be subject to and conditioned upon compliance with 12 USC 1828(k) and FDIC regulation C.F.R. Part 359 Golden Parachute and Indemnification Payments.
8. Disability. If the Executive shall become disabled or incapacitated to the extent that he is unable to perform his duties hereunder, by reason of medically determinable physical or mental impairment, as determined by a doctor engaged by the Board of Directors, the Executive shall nevertheless continue to receive the compensation and benefits provided under the terms of this Agreement as follows: 100% of such compensation and benefits for a period of 12 months, but not exceeding the remaining term of the Agreement, and 65% thereafter for the remainder of the term of the Agreement. The benefits described herein shall be reduced by any benefits otherwise provided to the Executive during such period under the provisions of disability insurance coverage in effect for the Bank or the Corporation. Thereafter, the Executive shall be eligible to receive benefits provided by the Corporation under the provisions of disability insurance coverage in effect for Corporation employees. Upon returning to active full-time employment, the Executive’s full compensation as set forth in this Agreement shall be reinstated as of the date of resumption of his activities. In the event that the Executive returns to active employment on other than a full-time basis, then his compensation (as set forth in Section 3(a) of this Agreement) shall be reduced in proportion to the time spent in said employment, or as shall otherwise be agreed to by the parties.

9. Change in Control.
(a) Notwithstanding any provision herein to the contrary, in the event of the involuntary termination of the Executive’s employment during the term of this Agreement following any Change in Control of the Bank or the Corporation, or within 24 months thereafter of the Change in Control, absent Just Cause, the Executive shall be paid an amount equal to the product of 2.999 times the Executive’s “base amount” as defined in Section 280G(b)(3) of the Code and the regulations promulgated thereunder. This amount shall be paid in equal installments over a 36-month period commencing within ten (10) days of the Executive’s termination of employment and shall be in lieu of any payments otherwise due under Section 6 of this Agreement. Notwithstanding the forgoing, all sums payable hereunder shall be reduced in a manner and to the extent so that no payments made hereunder when aggregated with all other payments to be made to the Executive by the Bank or the Corporation shall be deemed an “excess parachute payment” in accordance with Section 280G of the Code and be subject to the excise tax provided at Section 4999(a) of the Code. The term “Change in Control” shall refer to a change in ownership, change in effective control or change in ownership of a substantial portion of assets, as determined for purposes of Section 409A of the Code and the regulations promulgated thereunder.
(b) Notwithstanding any other provision of this Agreement to the contrary, the Executive may voluntarily terminate his employment during the term of this Agreement following a Change in Control of the Bank or the Corporation, or within twelve months following a Change in Control, and the Executive shall thereupon be entitled to receive the payment described in Section 9(a) of this Agreement, upon the occurrence, or within 120 days thereafter, of any of the following events, which have not been consented to in advance by the Executive in writing: (i) if the Executive would be required to move his personal residence or perform his principal executive functions more than thirty-five (35) miles from the Executive’s primary office as of the signing of this Agreement; (ii) if in the organizational structure of the Corporation, the Executive would be required to report to a person or persons other than the Board of Directors of the Corporation; (iii) if the Corporation should fail to maintain the Executive’s base compensation in effect as of the date of the Change in Control and the existing employee benefits plans, including material fringe benefit, stock option and retirement plans; (iv) if the Executive would be assigned duties and responsibilities other than those normally associated with his position as referenced at Section 1, herein; (v) if the Executive’s responsibilities or authority have in any way been materially diminished or reduced; or (vi) if the Executive would not be reelected to the Board of Directors.
(c) The Executive must give notice to the Corporation of the existence of one or more of the events described in subsection (b) within sixty (60) days after the initial existence of the event, and the Corporation shall have thirty (30) days thereafter to remedy the event. In addition, the Executive’s voluntary termination because of the existence of one or more of the events described in subsection (b) must occur within six (6) months after the initial existence of the event.

(d) Notwithstanding the foregoing, in the event the Executive is a “Specified Employee” (as defined herein) no payment shall be made to the Executive under this Section 9 prior to the first day of the seventh month following the Executive’s termination of employment in excess of the “permitted amount” under Section 409A of the Code. For these purposes the “permitted amount” shall be an amount that does not exceed two times the lesser of: (A) the sum of the Executive’s annualized compensation based upon the annual rate of pay for services provided to the Corporation for the calendar year preceding the year in which the Executive terminates his employment, or (B) the maximum amount that may be taken into account under a tax-qualified plan pursuant to Section 401(a)(17) of the Code for the calendar year in which termination of employment occurs. The payment of the “permitted amount” shall be made within sixty (60) days of the occurrence of the event of termination. Any payment in excess of the permitted amount shall be made to the Executive on the first day of the seventh month following the event of termination. “Specified Employee” shall be interpreted to comply with Section 409A of the Code and shall mean a key employee within the meaning of Section 416(i) of the Code (without regard to paragraph 5 thereof), but an individual shall be a “Specified Employee” only if the Corporation is a publicly-traded institution or the subsidiary of a publicly-traded holding company.
10. Withholding. All payments required to be made by the Corporation hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Corporation may reasonably determine should be withheld pursuant to any applicable law or regulation.
11. Successors and Assigns.
(a) This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Corporation which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or stock of the Corporation.
(b) Since the Corporation is contracting for the unique and personal skills of the Executive, the Executive shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Corporation.
12. Amendment; Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, signed by the Executive and such officer or officers as may be specifically designated by the Board of Directors to sign on its behalf. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by another party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
13. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the Commonwealth of Pennsylvania.
14. Nature of Obligations. Nothing contained herein shall create or require the Corporation to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Executive acquires a right to receive benefits from the Corporation hereunder, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

15. Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
16. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.
17. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the rules then in effect of the district office of the American Arbitration Association (“AAA”) nearest to the home office of the Corporation, and judgment upon the award rendered may be entered in any court having jurisdiction thereof, except to the extent that the parties may otherwise reach a mutual settlement of the issue. Further, the settlement of the dispute to be approved by the Board of Directors of the Corporation may include a provision for the reimbursement by the Corporation to the Executive for all reasonable costs and expenses, including reasonable attorneys’ fees, arising from the dispute, proceedings or actions, or the Board of Directors of the Corporation may authorize such reimbursement of such reasonable costs and expenses by separate action upon a written action and determination of the Board of Directors following settlement of the dispute. The reimbursement shall be paid within ten (10) days of the Executive furnishing to the Corporation evidence, which may be in the form, among other things, of a canceled check or receipt, of any costs or expenses incurred by the Executive.
18. Confidential Information. The Executive acknowledges that during his employment he will learn and have access to confidential information regarding the Bank, the Corporation and its customers and businesses (“Confidential Information”). The Executive agrees and covenants not to disclose or use for his or her own benefit, or the benefit of any other person or entity, any Confidential Information, unless or until the Bank or the Corporation consents to such disclosure or use or such information becomes common knowledge in the industry or is otherwise legally in the public domain. The Executive shall not knowingly disclose or reveal to any unauthorized person any Confidential Information relating to the Bank, the Corporation or any subsidiaries or affiliates, or to any of the businesses operated by them, and the Executive confirms that such information constitutes the exclusive property of the Bank and the Corporation. The Executive shall not otherwise knowingly act or conduct himself (a) to the material detriment of the Bank or the Corporation, or its subsidiaries, or affiliates, or (b) in a manner which is inimical or contrary to the interests of the Bank or the Corporation. The Executive acknowledges and agrees that the existence of this Agreement and its terms and conditions constitutes Confidential Information of the Bank or the Corporation, and the Executive agrees not to disclose the Agreement or its contents without the prior written consent of the Corporation. Notwithstanding the foregoing, the Corporation reserves the right in its sole discretion to make disclosure of this Agreement as it deems necessary or appropriate in compliance with its regulatory reporting requirements. Notwithstanding anything herein to the contrary, failure by the Executive to comply with the provisions of this Section 18 may result in the immediate termination of the Agreement within the sole discretion of the Corporation, disciplinary action against the Executive taken by the Corporation, including but not limited to the termination of employment of the Executive for breach of the Agreement and the provisions of this Section, and other remedies that may be available in law or in equity.

19. Source of Payments. Notwithstanding any provision in this Agreement to the contrary, to the extent payments and benefits, as provided for under this Agreement, are paid or received by the Executive under an employment agreement in effect between the Executive and the Bank, the payments and benefits paid by the Bank will be subtracted from any amount or benefit due simultaneously to the Executive under similar provisions of this Agreement. Payments will be allocated in proportion to the level of activity and the time expended by the Executive on activities related to the Corporation and the Bank, respectively, as determined by the Corporation and the Bank.
20. Entire Agreement. This Agreement together with any understanding or modifications thereof as agreed to in writing by the parties, shall constitute the entire agreement between the parties hereto.
[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on February 28, 2011

EUREKA FINANCIAL CORP.

ATTEST:	By:	/s/ Robert J. Malone

/s/ Barbara A. Rota

Secretary

	By:	/s/ Gary B. Pepper

WITNESS:		Gary B. Pepper
/s/ Rose Ann Mathas

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